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                                                                   EXHIBIT 10.57

                  MUTUAL GENERAL RELEASE AND PAYMENT AGREEMENT


        AGREEMENT dated as of March 2, 1998 between HXPE, Inc., f/k/a The Private Eyes Sunglass Corporation ("HXPE"), Richard Hammel, Sr. ("Richard"), Patricia Lynch ("Patricia"), Gargoyles, Inc. ("Gargoyles"), and Gargoyles Acquisition Corporation II, a/k/a Private Eye Sunglass Corporation ("GAC").

        WHEREAS, HXPE, Richard and Patricia have entered into certain agreements dated (as of) May 14, 1997 with Gargoyles and/or GAC, including without limitation an Asset Purchase Agreement, a Contingent Price Agreement, an Employment Agreement between GAC and Richard, and an Employment Agreement between GAC and Patricia (collectively, "Agreements"); and

        WHEREAS, HXPE, Patricia and Richard have by letters dated January 27, 1998 made certain claims for amounts in excess of $2,800,000 ("January 27 Claims") against Gargoyles and GAC alleging breaches of their obligations under the Contingent Price Agreement and the Employment Agreements, which January 27 Claims have been denied by Gargoyles and GAC; and

        WHEREAS, the parties wish to avoid unnecessary cost and expenses of arbitration or litigation of the January 27 Claims and wish to settle all of them on the terms and conditions hereof, without any admission of liability by any party;

        NOW, THEREFORE, in consideration of the foregoing premises and mutual promises contained herein, and for other good and valuable consideration, including without limitation the unconditional obligation hereby undertaken by Gargoyles to pay Patricia $35,000 in two installments of $17,500, the first of which shall be paid upon execution hereof and the second installment payment of which shall be paid on April 1, 1998, without right of set-off, recoupment or reduction of any kind ("the Gargoyles' Payment"); the sufficiency and receipt of which consideration are hereby acknowledged, the parties hereby agree as follows:

        1. HXPE, Richard and Patricia, jointly and severally, hereby release, remise and forever discharge (collectively "Release") each of Gargoyles and GAC, and their respective directors, officers, employees, stockholders and agents, from and against any and all claims, demands, causes of action, damages, costs, liabilities, disputes and controversies of any kind whatsoever, known or unknown, suspected or unsuspected, at law or in equity, including without limitation the January 27 Claims (collectively, "Claims") which HXPE, Richard or Patricia, may now have or may have had at any time on or prior to the date hereof, except for any Claims arising hereunder with respect to the Gargoyles' Payment. Nothing herein is intended to Release Gargoyles from any Claims arising under the employment agreements of even date with Richard and with Patricia.

        2. Gargoyles and GAC, jointly and severally, hereby Release Richard, Patricia, HXPE and its officers, directors, employees, former stockholders, and agents, from and against


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any and all Claims which Gargoyles or GAC may now have or may have had at any time on or prior to the date hereof, including without limitation Claims arising under the Agreements. Gargoyles and GAC, jointly and severally, acknowledge and agree that this Release also applies with equal force to any Claims under the Agreements that may arise after the date hereof, including without limitation for breaches of representations and warranties and for indemnification against claims brought by third parties. Nothing herein is intended to Release Richard or Patricia from any Claims arising under their respective employment agreements of even date with Gargoyles.

        3. Gargoyles and GAC, jointly and severally, hereby affirm their obligations to make the Gargoyles' Payment and agree that if they fail to make the second installment of the Gargoyles' Payment when due, among other remedies to which Patricia may be entitled, Patricia shall have the right to bring suit against Gargoyles in the City of New York, and shall be entitled to all of her costs of collection, including without limitation reasonable attorney's fees, plus interest on the unpaid amount at the rate of eighteen percent (18%) per annum, or the highest rate allowed by law, if lower, until paid in full.

        4. This Release is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, estates, heirs and legal representatives.

        5. Each party represents that it has determined that the terms of this Agreement are fair and reasonable under all circumstances, and that it has based this determination upon its independent judgment after consultation with counsel, and in making such determination it has had an ample opportunity to assess the merits of all its Claims or potential Claims.

        6. Each party agrees that no fact, event, evidence, circumstance or transactions relating directly or indirectly to its Claims shall effect in any manner the final or unconditional nature of the settlement and Release set forth herein.

        7. Notwithstanding anything that may be construed to the contrary herein, in the event that a voluntary or involuntary petition in bankruptcy is filed by or against Gargoyles or GAC, or both of them, or if Gargoyles or GAC or both of them is (or are) enters (or enter) into any general arrangement of any kind with its creditors, and the trustee that is appointed or the creditors of such general arrangement makes (or make) Claims against HXPE or Richard or Patricia or any other stockholder or former stockholder of HXPE under the Agreements or otherwise, or seeks (or seek) to recover any funds paid to HXPE, or Richard or Patricia or any of such stockholders, for any reason, then HXPE, Richard and Patricia, jointly or severally shall be entitled to revive any of their January 27 Claims and the provisions of this Release with respect to such January 27 Claims shall be void.

        8. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard for its principles of conflicts of laws), may be executed in counterparts, and is intended to take effect as an instrument under seal executed as of the date first written above, by the duly authorized representatives of the parties (or the parties themselves).


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HXPE, INC.                                GARGOYLES, INC.


By:/S/ RICHARD W. HAMMEL                  By:/S/ LEO ROSENBERGER
   -------------------------------------  ------------------------------------
   Richard W. Hammel, Sr., its President  Leo Rosenberger, its Chief Executive
                                          Officer


/S/ RICHARD W. HAMMEL                     GARGOYLES ACQUISITION
----------------------------------------  CORPORATION II
Richard W. Hammel, Sr., Individually


/S/ PATRICIA LYNCH                        By:  /S/ LEO ROSENBERGER, its
----------------------------------------  ------------------------
Patricia Lynch, Individually              President or other officer duly
                                          authorized hereunto